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                                                                 EXHIBIT (a)(6)

  InfoSpace, Inc. ("InfoSpace" or the "Company") has distributed to employees eligible to participate in the exchange offer and has filed with the Securities and Exchange Commission (SEC) a Schedule TO (tender offer statement under the Securities Exchange Act of 1934, as amended) and related exhibits, including the Offer to Exchange, Election Form and other related documents (the Schedule TO and related exhibits will also be available without charge at the SEC website at www.sec.gov). Eligible Employees (as defined in FAQ No. 4 below) may obtain additional copies of these documents without charge by contacting the person specified in those documents. We strongly urge Eligible Employees to read all the materials carefully and understand the risks before making any decision about the program. We also strongly encourage Eligible Employees to consult their own tax and financial advisors before making any decision about the program. To the extent that any information in these Frequently Asked Questions conflicts with information contained in the Schedule TO and Exhibit (a)(1) thereto, you should rely on the information contained in the latter documents.

                          Stock Option Exchange Offer
                          Frequently Asked Questions

EXCHANGE OFFER:

1.  What is the exchange offer?

   The offer is for Eligible Employees to exchange Eligible Options for new stock options with strike prices equal to InfoSpace common stock's closing Fair Market Value on the Exchange Option Anticipated Grant Date. "Eligible Options" are outstanding unexercised options (whether or not vested) from any active InfoSpace-administered stock option plan with a per share exercise price equal to or greater than $10.00. The "Exchange Option Anticipated Grant Date" is expected to be on the first trading day that is six months and a day from the date the Eligible Options are cancelled (the "Cancellation Date"). The Cancellation Date is the first trading day following the end of the exchange offer.

   The exchange allows participating Eligible Employees to receive one (1) non-qualified option share for every ten (10) Eligible Option shares surrendered. All new options will be non-qualified stock options even if the Eligible Options are incentive stock options. In order to participate, an Eligible Employee must tender all Eligible Options held; partial tenders will not be accepted.

   Eligible Employees may also be eligible for a compensatory grant of options in conjunction with the exchange. See Questions 29 & 30 for more information on compensatory option grants.

2.  Why is InfoSpace making the exchange offer to employees?

   The Company's Board of Directors has authorized this exchange offer in order to provide our Eligible Employees an incentive for their continued efforts and dedication. As a Company we are committed to employee ownership because it helps us attract and retain the best and brightest employees. In addition, many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock. The exchange offer may allow us to offer a more compelling equity incentive while decreasing the number of fully diluted shares outstanding.

3.  How does this exchange offer differ from the previous one?

   There are several significant differences, including:

    1. You are able to retain any options that you may have been granted related to the February 2001 grants.

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    2. You will receive new options for the options you turn in rather than restricted stock. These new options will have a new strike price that is expected to be set on the first trading day that is six months and a day from the Cancellation Date.

    3. The vesting schedule for these new options will be 25% vested upon grant and then monthly thereafter over a three-year period.

    4. There is no pre-determined participation threshold that must be met.

ELIGIBILITY:

4.  Who is eligible to participate in the offer?

   In order to qualify as an "Eligible Employee" you must meet all of the following criteria:

    1. Be a full-time (40 hours or more per week) U.S.-based employee of InfoSpace, Inc. or a U.S. subsidiary of InfoSpace working in the U.S and be paid through the U.S. payroll;

    2. Have been hired on or before August 1, 2001;

    3. Be employed by InfoSpace on the date this offer is made and remain employed as of the date the tendered options are accepted for exchange by the Company and the date the new stock options are granted; and

    4. Hold one or more unexercised Eligible Options.

5.  Who is not eligible to participate?

   The following individuals are not eligible to participate:

    1. Non U.S.-based InfoSpace employees and non-U.S. based employees of any InfoSpace subsidiary;

    2. Employees hired after August 1, 2001;

    3. Employees employed by InfoSpace or a U.S. subsidiary of InfoSpace but paid though payroll outside of the U.S.;

    4. Members of the Board of Directors who are not employees;

    5. Section 16 Officers;

    6. Consultants or contractors;

    7. Employees who have received an option grant with an exercise price less than $10.00 granted under any InfoSpace-administered option plan in the last six months before the beginning of the exchange offer; and

    8. Any other individual not described as an "Eligible Employee" above.

6. If I'm on an approved leave of absence during the election period can I still participate?

   Yes. Forms will be sent to all Eligible Employees that are currently on an approved leave of absence. Vesting of the new options will be subject to the terms and conditions outlined in the exchange offer, the stock option plan and your option agreement.

7. If I choose not to participate in the exchange offer, will the Company make another offering in the future?

   The Company has no present plans to make another option exchange program available in the future.

8.  Will Eligible Employees still receive an annual option grant?

   The Company has no present plans to engage in any other broad-based or Company-wide option grant program in 2002 in connection with performance reviews or otherwise.

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OFFER DETAILS:

9.  What are the important dates associated with this offer?

 1. Beginning of exchange offer:            January 15, 2002
 2. Election period:                        January 15, 2002-February 15, 2002
 3. Expiration of exchange offer:           February 15, 2002 at 9:00 p.m. PST
 4. Deadline for receipt of forms:          February 15, 2002 at 9:00 p.m. PST
 5. Cancellation Date:                      February 19, 2002
 6. Exchange Option Anticipated Grant Date: August 20, 2002
 7. Anticipated Date of Option Pricing:     August 20, 2002

   The Exchange Option Anticipated Grant Date is expected to be on the first trading day that is six months and a day from the cancellation date. The Anticipated Date of Option Pricing is expected to be the same day as the Exchange Option Anticipated Grant Date.

   Please be aware that although we do not currently intend to do so, we may, in our discretion, extend the exchange offer period. If we extend the exchange offer period, the dates above are subject to change.

10.  What forms do I have to turn in and to whom do I give them?

   Your Election Form must be received by Brent Satterlee in the Bellevue office no later than 9:00 p.m. PST on the date the offer expires. Election forms received after this deadline will not be processed and you will not be able to participate in the offer. If you hold any original Option Agreements, you should turn in the agreements along with your Election Form. You may fax your election forms to Brent at 425.201.6185 and mail your Option Agreements to his attention at: 601 108/th/ Ave., Suite 1200, Bellevue, WA 98004.

The delivery of all documents, including election forms, is at your own risk. In all cases, you should allow sufficient time to ensure timely delivery.

11. Will I receive a confirmation that the election form has been received in advance of the cutoff?

   Yes. We will send out an e-mail three business days prior to the expiration of the offer to your e-mail address of record to confirm whether your election form has been received or alerting you that it has not yet been received. We will send a final confirmation e-mail following the expiration of the offer to confirm what remaining forms were received. However, we are under no obligation to send out these emails and these e-mails do not constitute an acceptance of the options for exchange.

12.  How do I properly tender my Eligible Options?

   You must complete and turn in your Election Form and any original Option Agreements for Eligible Options to Brent Satterlee by the deadline of 9:00 p.m., Pacific Standard Time, on February 15, 2002. You must turn in a form regardless of whether or not you intend to participate in the offer. You may mail or hand deliver your Election Form to Brent's attention at 601 108/th/ Avenue N.E., Suite 1200, Bellevue, Washington 98004. If you do not deliver your Election Form to us, or it is not received by the deadline, you will not be able to participate in the exchange and will be deemed to have rejected this Offer.

13. If I choose to surrender my options, and properly tender them, must the Company accept the offer?

   No. The Company will make its decision based on whether all of the conditions to the offer (all as described more fully in the Offer to Exchange) have been met. There is no pre-determined participation threshold that must be met so we may accept or reject the offer regardless of the number of options tendered.

14. When will the Company announce the decision to accept or reject the exchange offers?

   Upon expiration of the offer (expected to be February 15, 2002 at 9:00 p.m.
PST) the Company will announce whether it intends to accept or reject all offers to exchange properly tendered Eligible Options.

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15.  What happens to the options I've agreed to exchange if the Company rejects the exchange offer?

   If the Company rejects the options tendered for exchange you will retain all of your current options. The options will retain their current exercise prices and vesting schedule until you exercise them or they expire by their terms.

16.  What happens to my options if I do not participate in the offer?

   If you do not participate in the offer you will keep all of your current options, and you will not receive any new options in association with this Offer to Exchange. Your options will retain their current exercise prices and vesting schedule until you exercise them or they expire by their terms. Please note that the Company does not anticipate granting any options related to performance reviews before the 2003 calendar year.

17. Can I keep my vested options that are at or above $10.00 per share and just trade in my unvested options?

   No. While you may, of course, exercise any vested options that you hold prior to the time you tender your Eligible Options during the offering period, all Eligible Options, including any unexercised vested options and all unvested options, must be surrendered by an Eligible Employee in order to participate.

18. If after the 10:1 exchange there is a fractional amount left over - how will this be treated?

   All fractional amounts will be rounded up. For example: assume that you tender Eligible Options collectively covering 3,725 shares. 3,725 option shares divided by 10 equals 372.5. The new option grant would be rounded up to 373.

19. Do I have to return an election form if I do not want to participate in the exchange?

   Yes. All Eligible Employees must return an election form by the deadline whether they choose to participate in the offer or not. If you do not deliver your Election Form to us, you will be deemed to have rejected the offer.

20.  Can I withdraw my previously tendered options?

   Yes. You may withdraw your tendered options at any time before the expiration of the offer. Once you have withdrawn your options, you may re-tender them by completing and returning a new election form before the expiration of the offer. To withdraw your tendered options, you must deliver a Notice to Change Election From Accept to Reject Form to Brent Satterlee in the Bellevue office no later than 9:00 p.m. PST on February 15, 2002, the date the offer expires.

STOCK OPTION GRANT

21.  When will I receive my stock option agreement?

   If the Company accepts all offers to exchange properly tendered Eligible Options, then (i) we will promptly cancel the Eligible Options tendered for exchange, (ii) issue to you a Promise to Grant Stock Option, by which we will commit to grant new stock option(s) to you on the first trading day that is six months and a day from the Cancellation Date, and (iii) your stock option agreement as soon as practicable after the grant date.

22.  What choice do I have in selecting a broker for exercising my options?

   InfoSpace employees may choose between E*Trade (OptionsLink), Paine Webber, Charles Schwab, and JP Morgan H&Q. You can obtain information, contact numbers, and fees for all four brokerage firms by contacting stock@infospace.com.

23.  When will my option grant be priced?

   We expect that your options will be priced when they are granted, which is expected to be on the first trading day that is six months and a day from the Cancellation Date.

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25.  When will my option grant be viewable in OptionsLink?

   We expect that your options will be viewable in OptionsLink within 3-4 days of the grant/pricing date.

STOCK OPTION VESTING

26.  What will be the vesting schedule for the new stock options?

   The shares will be 25% vested on the option grant date and then vest monthly thereafter over a three-year period. The shares will vest subject to your continued active full-time employment through each such vesting date and the terms and conditions of the plan and your option agreement.

27. What happens if I participate in the Offer to Exchange and then take an approved leave of absence?

   Your vesting would be suspended for the unpaid portion of your leave just like it would with any other InfoSpace option grant.

28. What happens if I participate in the exchange and then separate from employment with InfoSpace?

   If your employment terminates for any reason before the grant is made you will not receive any new options. Consequently, if you are planning to terminate your employment before the grant date, you should not participate in the exchange offer. If your employment terminates for any reason (other than death or disability) after the grant is made you will have either 10 days or three months to exercise any vested options, depending on whether you were terminated for cause or not, in accordance with your stock option agreement. Unvested options would be forfeited.

COMPENSATORY OPTION GRANT

29.  What are compensatory grants?

   Compensatory option grants are discretionary grants that the Board of Directors, in its sole discretion has decided to grant to certain employees who participate in the offer. The number of options granted (if any) will vary among employees. You will be notified of your proposed compensatory grant no later than Thursday, January 17. If you accept the offer and InfoSpace accepts the tendered shares for exchange, you will receive any compensatory grant that was communicated to you on the same option grant date as the exchange options subject to your remaining an Eligible Employee on the date the compensatory option is granted.

30. If I am eligible to participate in the exchange offer and don't, will I be eligible to receive a compensatory option grant?

   No. You must participate in the exchange offer in order to be eligible to receive a compensatory option grant.

ADDITIONAL INFORMATION SOURCES:

31.  How do I decide if it makes sense for me to participate?

   Each Eligible Employee needs to evaluate his/her situation and consult his/her personal tax advisor, lawyer, or financial planner, to determine the tax, financial, and legal implications of this offer on his/her personal situation.

   We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to participate in the exchange offer.

32.  If I have specific questions where should I direct them?

   All questions should be directed to eo@infospace.com or 425.709.8008. The Company will attempt to respond to all inquiries. If necessary, an additional FAQ will be created.

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